Exhibit 4.9

Summary

of

the Supplemental Agreement

to

CONDITIONAL SALE AND PURCHASE AGREEMENT

REGARDING THE TOTAL EQUITY OF EACH OF HUBEI TELECOM, HUNAN TELECOM, HAINAN

TELECOM, GUIZHOU TELECOM, YUNNAN TELECOM, SHAANXI TELECOM, GANSU TELECOM,

QINGHAI TELECOM, NINGXIA TELECOM AND XINJIANG TELECOM dated April 13, 2004

Between

China Telecom Corporation Limited

and

China Telecommunications Corporation

dated June 9, 2004

(the “Conditional Sale and Purchase Agreement”)

The key terms and conditions of the Supplemental Agreement are:

(1)	Both parties agree to ensure that all the other Preconditions prescribed in the Conditional Sale and Purchase Agreement which have not been satisfied must be satisfied by June 30, 2004 and confirm that June 30, 2004 should be the date of Completion as defined in the Conditional Sale and Purchase Agreement.

(2)	Both parties agree that on the date of the Completion, the purchaser shall pay the seller in cash RMB8.34 billion as Initial Consideration as defined in the Conditional Sale and Purchase Agreement.